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                                                                      Exhibit 15





Letter Re:  Unaudited Interim Financial Information

Aetna Inc.
Hartford, Connecticut

Ladies and Gentlemen:

Re: Registration Statements No. 333-07169, 333-08427, 333-08429, 333-08431,
333-52321, 333-68881, 333-52321-01, 333-52321-02, 333-52321-03, 333-52321-04,
and 333-52321-05.

With respect to the Registration Statements filed by Aetna Inc. or its Subsidiaries, we acknowledge our awareness of the use therein of our report dated July 28, 1999 and February 7, 2000 as to Note 2, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                                  /s/ KPMG LLP


Hartford, Connecticut
February 15, 2000